Exhibit 99.1

700 Pennsylvania Drive
Exton, Pennsylvania 19341

484.595.1500 p
484.595.1520 f

www.adolor.com

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation

Stephen W. Webster

Senior Vice President, Finance and CFO

(484) 595-1500

ADOLOR REPORTS YEAR-END 2009 FINANCIAL RESULTS

— ENTEREG® Net Sales of $14.6 Million in 2009 —

— Introduces 2010 ENTEREG Net Product Sales Guidance of $30 Million to $35 Million —

EXTON, PA, February 25, 2010 — Adolor Corporation (NasdaqGM: ADLR) today reported a net loss of $47.9 million, or $(1.03) per basic and diluted share, for the year ended December 31, 2009, compared to a net loss of $30.1 million, or $(0.65) per basic and diluted share, for the year ended December 31, 2008.  The prior year net loss was favorably impacted by a $20.0 million milestone payment received from GlaxoSmithKline (GSK) in the second quarter of 2008 upon the approval of ENTEREG® (alvimopan) by the U.S. Food and Drug Administration.

Net product sales of ENTEREG for the year ended December 31, 2009 were $14.6 million compared to $1.2 million for the year ended December 31, 2008, primarily as a result of a full year of sales in 2009 and growth in the number of ordering hospitals.

In addition to its progress with ENTEREG, Adolor has advanced its research and development programs.  Highlights include:

•                  Initiation with Pfizer Inc. of a Phase 2a proof-of-concept study for the two delta opioid receptor agonist compounds, ADL5859 and ADL5747, in patients suffering from osteoarthritis;

•                  Initiation in January 2010 of a Phase 2a proof-of-concept study of ADL5747 in patients suffering from post-herpetic neuralgia;

•                  Initiation of clinical testing of ADL7445 in a Phase 1, single ascending dose trial in healthy volunteers that will assess safety and tolerability of the compound; and

•                  The in-license from Eli Lilly of ADL5945 in September 2009 and the initiation of clinical study of the compound in February 2010.

“2009 was a year of progress for Adolor,” said Michael R. Dougherty, President and Chief Executive Officer.  “The highlight of the year was the rebuilding of our clinical development pipeline, with multiple compounds now in development in both our delta opioid receptor agonist and opioid bowel dysfunction (OBD) programs.  2009 also was our first full year of commercial sales of ENTEREG, and we saw growth in the number of ordering hospitals and increasing acceptance of the benefits of ENTEREG within the marketplace.”

Operating Highlights

For the three months ended December 31, 2009, ENTEREG net shipments were $4.9 million.  Net product sales of ENTEREG for the fourth quarter of 2009 were $7.5 million, $2.6 million of which represents product shipped to hospitals through September 30, 2009, but not recognized as revenue at the time of shipment under the Company’s previous revenue recognition policy.  Effective as of the beginning of the fourth quarter of 2009, the Company began to recognize net product sales upon the shipment of ENTEREG to the hospital.  Net product sales for the three months ended December 31, 2008 were $1.1 million.

During 2009, inclusion of ENTEREG on hospital formularies increased by 500 to approximately 800 hospitals as of December 31, 2009, including approximately 500 of the 1,400 hospitals that collectively perform approximately 80% of the bowel resection surgeries in the United States.  In addition, hospitals registered under the ENTEREG Access Support and Education (E.A.S.E.™) Program increased during the year.  Of the above-noted 1,400 hospitals, approximately 875 hospitals are registered under the E.A.S.E. Program as of December 31, 2009 compared to approximately 500 registered hospitals as of December 31, 2008.

Contract revenues were $22.8 million and $48.2 million for the years ended December 31, 2009 and 2008, respectively.  In 2008, contract revenues included a $20.0 million milestone payment received from GSK upon FDA approval of ENTEREG.  Contract revenues were $5.5 million and $7.3 million for the three months ended December 31, 2009 and 2008, respectively.

Research and development expenses were $43.9 million and $52.7 million for the years ended December 31, 2009 and 2008, respectively, and were $8.5 million and $13.8 million for the three months ended December 31, 2009 and 2008, respectively.  Research and development expenses decreased compared to the 2008 periods due to a reduction in headcount and depreciation expense resulting from the Company’s June 2009 restructuring as well as lower costs of certain clinical studies incurred during 2009 and lower expenses in the Company’s preclinical programs.  These decreases were partially offset by higher expenses related to the OBD program, including a $2.0 million payment in the third quarter of 2009 to in-license ADL5945 as a clinical-stage OBD candidate.

Selling, general and administrative expenses were $36.9 million and $31.1 million for the years ended December 31, 2009 and 2008, respectively, and were $10.9 million and $10.5 million for the three months ended December 31, 2009 and 2008, respectively.  The increase in 2009 was driven primarily by increased marketing and selling expenses associated with ENTEREG, partially offset by lower general and administrative expenses compared to 2008.

Net loss for the three months ended December 31, 2009 was $7.1 million, or $(0.15) per basic and diluted share, compared to a net loss for the three months ended December 31, 2008 of $15.3 million, or $(0.33) per basic and diluted share.

As of December 31, 2009, the Company had $83.2 million in cash, cash equivalents and short-term investments.

2010 Net Product Sales Guidance

The following guidance provided by Adolor is a projection, based upon numerous assumptions, all of which are subject to certain risks and uncertainties.  For a discussion of the risks and uncertainties associated with this forward-looking statement, please see “Forward-Looking Statements” below.

ENTEREG net product sales are expected to be $30 million to $35 million for the year ending December 31, 2010.

Conference Call Information

Adolor’s management will discuss the Company’s fourth quarter and full year 2009 results in a conference call with investors beginning at 8:45 a.m. ET today, February 25, 2010.

To participate in the conference call, dial (800) 706-7741 for domestic callers and (617) 614-3471 for international callers, and enter conference ID number 47374449.  Investors also can listen to the call live by logging on to the Company’s website at www.adolor.com and clicking on “Investor Insights,” then “Calendar of Events.”  A replay of the call will be available beginning approximately two hours after the event.  To listen to a replay of the conference call, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter Conference ID number 42905736 or listen via Adolor’s website.  The conference call replay will be available to investors for one week after the call.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products.

Adolor’s first approved product in the United States is ENTEREG® (alvimopan), which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis.  ENTEREG is available for short-term use in hospitals registered under the E.A.S.E.™ Program.  For more information on ENTEREG, including its full prescribing information, visit www.ENTEREG.com.  In collaboration with GSK, the Company launched ENTEREG in mid-2008.

The Company’s research and development pipeline includes: two novel delta opioid receptor agonists, currently in mid-stage clinical development in collaboration with Pfizer Inc. for chronic pain; two opioid receptor antagonists, ADL7445 and ADL5945, entering development for chronic OBD; and several opioid and non-opioid discovery programs.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide Adolor’s current expectations or forecasts of future events.  These may include statements regarding ENTEREG net product sales guidance for the year ending December 31, 2010, market prospects for ENTEREG, including whether hospitals that have placed ENTEREG on formulary will order (or continue to re-order) ENTEREG in the future, and whether growth in formulary approvals, acceptance, utilization, net shipments and/or recognized net product sales will occur; anticipated scientific progress on Adolor’s research programs; development of potential pharmaceutical products, including the delta opioid receptor agonist and OBD programs and the timing and results of any clinical studies of our compounds; interpretation of clinical results; prospects for regulatory approvals; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development.  These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Adolor urges you to carefully review and consider the disclosures found in its filings which are available at www.sec.gov and from Adolor at www.adolor.com.  Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.

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[Financial information follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Product sales, net	$7,450,343	$1,079,391	$14,609,022	$1,247,271
Contract revenues	5,503,724	7,330,631	22,751,584	48,208,224

Total revenues, net	12,954,067	8,410,022	37,360,606	49,455,495

Operating expenses incurred:
Cost of product sales	810,800	190,541	1,515,073	203,972
Research and development	8,529,827	13,847,462	43,930,303	52,664,213
Selling, general and administrative	10,891,327	10,452,291	36,947,749	31,114,718
Restructuring charge (reversal)	(125,939)	—	3,932,582	—

Total operating expenses	20,106,015	24,490,294	86,325,707	83,982,903

Loss from operations	(7,151,948)	(16,080,272)	(48,965,101)	(34,527,408)
Interest and other income, net	95,893	783,357	1,050,787	4,405,148

Net loss	$(7,056,055)	$(15,296,915)	$(47,914,314)	$(30,122,260)

Basic and diluted net loss per share	$(0.15)	$(0.33)	$(1.03)	$(0.65)

Shares used in computing basic and diluted net loss per share	46,296,235	46,296,235	46,296,235	46,158,458

BALANCE SHEET DATA
(Unaudited)

	December 31,
	2009	2008
Cash, cash equivalents and short-term investments	$83,205,976	$131,910,206
Working capital	66,989,322	112,250,025
Total assets	91,459,434	144,426,567
Total stockholders’ equity	44,053,673	88,618,562